ASSET PURCHASE AGREEMENT

among

STONEHAVEN REALTY TRUST,

RESOFT, INC.

and

INTRANET SOLUTIONS, INC.

Dated as of July 10, 2001

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF ASSETS

1.1	Generally

1.2	Excluded Assets

2.	PURCHASE CONSIDERATION

2.1	Purchase Price

2.2	Royalty

2.3	Allocation of Purchase Price

3.	ASSUMPTION OF LIABILITIES

4.	CLOSING

5.	LABOR AND EMPLOYMENT MATTERS

5.1	Generally

5.2	Employment Transition Provisions

6.	REPRESENTATIONS AND WARRANTIES OF SELLER

6.1	Corporate Organization-Seller

6.2	Corporate Organization-Parent

6.3	Qualifications to do Business

6.4	Corporate Power

6.5	Corporate Authority

6.6	Conflicting Agreements, Governmental Consents

6.7	Actions, Suits, Proceedings

6.8	No Material Violations

6.9	Customers and Suppliers

6.10	Employees

6.11	Employee Plans

6.12	Labor Matters

6.13	Title to Personal Property

6.14	Condition of Assets

6.15	Unearned Revenues

6.16	Contracts

6.17	Intellectual Property Rights

6.18	Warranties

6.19	Licenses and Permits

6.20	Financial Information

6.21	Taxes

6.22	Capital Projects

6.23	Sufficiency of Assets

6.24	Trade Allowance

6.25	Insurance

6.26	Brokers and Finders

6.27	Investment Purpose

6.28	Continuity of Seller, No Distribution of Shares

6.29	Access to Information Regarding Buyer

6.30	Restricted Shares

6.31	Full Disclosure

7.	REPRESENTATIONS AND WARRANTIES OF BUYER

7.1	Corporate Organization

7.2	Conflicting Agreements, Governmental Consents

7.3	Corporate Power

7.4	Corporate Authority

7.5	Brokers and Finders

7.6	Authorization of Shares

7.7	SEC Documents

7.8	Full Disclosure

8.	CONDITIONS TO OBLIGATION OF BUYER TO CLOSE

8.1	Representations and Warranties

8.2	No Material Adverse Change

8.3	Observance and Performance

8.4	Employment Agreements

8.5	Lease Agreement

8.6	Officer’s Certificate

8.7	Verification of Operating Results

8.8	[Intentionally Omitted.]

8.9	Searches

8.10	Condition of Assets

8.11	Consents of Third Parties

8.12	Release of Certain Claims

8.13	Notices

8.14	Regulatory Approvals

8.15	Secretaries’ Certificates

8.16	Legal Opinion

8.17	Copies of Documents

8.18	No Legal Actions

8.19	Closing Documents

8.20	Proceedings and Documents

8.21	W.A.R.N. Act

9.	CONDITIONS TO OBLIGATION OF SELLER AND PARENT TO CLOSE

9.1	Representations and Warranties

9.2	Observance and Performance

9.3	Officer’s Certificate

9.4	Secretary’s Certificate

9.5	Referral Commission Agreement

9.6	Legal Opinion

9.7	Notices

9.8	Regulatory Approvals

9.9	No Legal Actions

10.	REGISTRATION OF THE SHARES

11.	INDEMNIFICATION

11.1	Indemnification of Buyer

11.2	Indemnification of Seller and Parent by Buyer

11.3	Investigation Not a Defense

11.4	Procedure for Indemnification

12.	POST-CLOSING TRANSITIONAL MATTERS

12.1	Delivery of Tangible Assets

12.2	Intellectual Property

12.3	Use of Purchased Supplies

12.4	Performance and Collection Agreement

12.5	Covenant to Change Name

13.	EXPENSES

14.	SURVIVAL

15.	[INTENTIONALLY OMITTED.]

16.	ASSIGNMENT

17.	COVENANT OF FURTHER ASSURANCES

18.	BULK TRANSFER LAW

19.	PUBLIC ANNOUNCEMENT

20.	ENTIRE AGREEMENT

21.	AMENDMENT AND WAIVER

22.	CHOICE OF LAW

23.	JURISDICTION AND VENUE

24.	SEVERABILITY

25.	COUNTERPARTS

26.	NOTICES

27.	PARTIES IN INTEREST

28.	HEADINGS

29.	REMEDIES

30.	KNOWLEDGE OF THE PARTIES

SCHEDULES AND EXHIBITS

Schedule 1.1(a) – Equipment
Schedule 1.1(d) – Contracts
Schedule 1.1(e) – Intellectual Property
Schedule 1.1(e)(i) – Proprietary Software Products
Schedule 1.2(i) – License Agreements related to Software Products of Buyer
Schedule 2.3 – Pro Forma Purchase Price Allocation
Schedule 6.9 – Customers and Suppliers
Schedule 6.10 – EmployeesSchedule 6.11 – Employee Plans
Schedule 6.16 – Consents of Third Parties
Schedule 6.17(a) – Registered Intellectual Property Rights
Schedule 6.17(d) – Intellectual Property Licenses
Schedule 6.17(g) – Infringing Intellectual Property
Schedule 6.17(h) – Invalid or Unenforceable Intellectual Property
Schedule 6.17(j) – Consultants
Schedule 6.17(k) – Software Escrow
Schedule 6.18 – Product Warranties
Schedule 6.19 – Licenses and Permits
Schedule 6.22 – Real Property
Schedule 6.23 – Sufficiency of Assets
Schedule 6.25 – Insurance
Schedule 8.4 – Hired Employees

EXHIBIT A — Assignment and Assumption Agreement
EXHIBIT B — Bill of Sale

INDEX OF DEFINED TERMS

TERM	REFERENCES

Assets	§ 1.1

Assignment and Assumption Agreement	§ 4

Assumed Liabilities	§ 3

Available Employees	§ 5.2

Balance Sheet Date	§ 6.20

Bill of Sale	§ 4

Business	Preamble

Buyer	Preamble

Buyer Indemnitee(s)	§ 11.1

Buyer SEC Documents	§ 7.7

Closing	§ 4

Closing Date	§ 4

Code	§ 6.11

Common Stock	§ 2.1

Contracts	§ 1.1(d)

Copyrights	§ 1.1(e)

Enforcement Exceptions	§ 6.5(a)

Equipment	§ 1.1(a)

ERISA	§ 6.11

Exchange Act	§ 7.7

Excluded Assets	§ 1.2

Final Purchase Price Allocation	§ 2.3

Financial Statements	§ 6.20

GAAP	§ 6.20

Hired Employees	§ 5.2

Hummingbird	§ 6.9(ii)

Indemnifying Party	§ 11.4

Indemnitee	§ 11.4

Intellectual Property	§ 1.1(e)

Losses	§ 11.1(a)

Parent	Preamble

Parent Documents	§ 6.5(b)

Patents	§ 1.1(e)

Permitted Encumbrances	§ 1.1(j)

Plan(s)	§ 6.11

Pro Forma Purchase Price	§ 2.3

Proprietary Software Products	§ 1.1(e)

Purchase Orders	§ 1.1(c)

Purchase Price	§ 2.1

Registered Intellectual Property	§ 6.17(a)

Reseller Agreements	§ 1.1 (d)

SEC	§ 7.7

Securities Act	§ 6.27

Seller	Preamble

Seller Indemnitee(s)	§ 11.2

Service Contracts	§ 1.1(d)

Shares	§ 2.1

Software	§ 1.1(e)

Trade Secrets	§ 1.1(e)

Trademarks	§ 1.1(e)

Transaction Agreements	§ 6.5(a)

Unassignable Reseller Agreements	§ 6.16

ASSET PURCHASE AGREEMENT

             THIS ASSET PURCHASE AGREEMENT is dated as of July 10, 2001, by and among STONEHAVEN REALTY TRUST, a Maryland self-administered real estate investment trust (“Parent”), RESOFT, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Seller”), and INTRANET SOLUTIONS, INC., a Minnesota corporation (“Buyer”).

RECITALS

             WHEREAS, Seller is engaged in the business of developing, marketing, distributing, licensing, maintaining and supporting the Proprietary Software Products (as defined in Section 1.1(e) hereof); providing technology consulting services including, among other services, information technology planning and analysis, network integration services, software implementation and migration and website development; acting as an applications services provider for users of the Proprietary Software Products; and reselling various computer hardware and software products (the “Business”);

             WHEREAS, Seller desires to sell and Buyer desires to purchase all of the assets, rights and interests of Seller used in, related to, created, conceived, reduced to practice, or developed or under development (whether in whole or in part, solely or jointly with others) in connection with, or arising from the Business on the terms and subject to the conditions and exceptions of this Agreement.

             NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

             1.          PURCHASE AND SALE OF ASSETS.

                           1.1        Generally .  On the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, on and as of the Closing Date (as defined in Section 4 hereof), all right, title and interest in and to all of the assets, rights and interests of Seller used in, related to, created, conceived, reduced to practice, or developed or under development (whether in whole or in part, solely or jointly with others) in connection with, or arising from the Business, wherever located and whether or not reflected in its books and records, but expressly excluding the Excluded Assets (as defined in Section 1.2 hereof).  Subject to such express exclusion, the foregoing assets, rights and interests are hereinafter collectively referred to as the “Assets.”  The Assets include, without limitation, the following:

                                        (a)         All machinery, equipment, office equipment, telephone equipment, accessories, packing materials, product literature, supplies and other miscellaneous tangible personal property owned by Seller as of the date of this Agreement and used in, or related to, the Business and all other tangible property concerning or necessary for the use, operation, maintenance or repair thereof, including without limitation, off-the-shelf software and firmware installed thereon and spare parts, as listed on Schedule 1.1(a) hereto (collectively, the “Equipment”);

                                        (b)        All rights of Seller under any warranty or guarantee by any manufacturer, supplier or other transferor of any of the Assets;

                                        (c)         All rights of Seller under purchase orders issued by it in the ordinary course of operating the Business (“Purchase Orders”);

                                        (d)        All rights of Seller under any contracts of Seller to provide service or maintenance relating to Assets (the “Service Contracts”), to resell third party software (the “Reseller Agreements”) and under other contracts, licenses, indentures, guarantees, leases, commitments, or other agreements related to the Business and identified in Schedule 1.1(d) hereto (collectively, the “Contracts”);

                                        (e)         All of Seller’s rights, title and interests in and to the Copyrights, Patents, Trademarks, Trade Secrets (each as hereinafter defined), and any other intellectual property used in, related to, conceived, created, reduced to practice, developed or under development (whether in whole or in part, solely or jointly with others) in connection with, or arising from the Business, including, without limitation, all copyrights, patent rights, trademarks, service marks and trade dress rights, trade secret rights, license rights, contract rights, moral rights (and waivers thereof), mask works, rights of publicity, rights in the nature of unfair competition rights, rights to sue for passing off, and all other intellectual property rights therein that are, or may in the future be, recognized under the laws of any country, or any political subdivision thereof, or under any bilateral or international convention or treaty (collectively, the “Intellectual Property”).

                                        The Intellectual Property includes, without limitation, all Intellectual Property listed on Schedule 1.1(e) hereof and all of Seller’s rights, title and interests in and to (i) all versions (whether or not released) of the object code, source code and scripts for the software listed on Schedule 1.1(e)(i) and any related software or firmware, prebuilt solutions, or scripts conceived, created, reduced to practice, developed or under development by or on behalf of Seller, together with all documentation related thereto (collectively, the “Proprietary Software Products”), together with all third-party computer software and firmware incorporated therein, or necessary for the development, operation, maintenance or support thereof and all documentation related thereto (collectively, and together with the Proprietary Software Products, the “Software”); (ii) all names and slogans, variations or components of and logos associated with such names and slogans, together with the goodwill associated therewith, and the URLs and domain names related to the Business; (iii) the product literature related to the Business; (iv) all other intellectual property and intellectual property rights as are necessary or useful for the ownership of the Software and the conduct of the Business as currently conducted; and (v) all licenses and sublicenses granted and obtained with regard thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions.

                                        As used in this Agreement, the following terms have the following meanings:

                                        “ ;Copyrights” means all computer code or programs, whether in the source code or object code version (together with and including any algorithm, flowchart, schematic, diagram, header file, library, object, specification, annotation, or other documentation related thereto, and together with and including any prebuilt solutions and scripts), artwork, illustrations, graphics, icons, audio works, video clips, audio-visual works, photographs, descriptive or other text, data, databases, research, reports, analyses, forecasts, and business plans, all other works of authorship and any other works recognized as copyrightable subject matter under the laws of any country or political subdivision thereof or any bilateral or international convention or treaty, together with all worldwide copyrights therein (and all applications, rights to make applications, registrations, recordations, renewals, extensions, reversions or restorations thereof and therefor).

                                        “Patents” means all inventions, improvements, innovations, ideas, concepts, designs, processes, methods and techniques and know-how (whether patentable, patented, reduced to practice or not), and all other subject matter recognized as patentable under the laws of any country, or any political subdivision thereof, or under any bilateral or international treaty or convention, together with all patent rights granted therein (or applications therefor) and all reissues, reexaminations and extensions thereof, and all divisionals, substitutions, renewals, continuations and continuations-in-part, thereof.

                                        “ ;Trademarks” means all trademarks, trade names, service marks, slogans, logos, trade dress, internet domain names, other electronic communications identifications and other sources of business identification recognized in any country, or any political subdivision thereof or under any bilateral or international treaty or convention (whether registered or unregistered), together with all related contract rights and all registrations, recordings and renewals thereof (and all applications in connection therewith) and together with the goodwill associated therewith; and

                                        “ ;Trade Secrets” means all confidential information or other items recognized as “trade secrets” under the laws of any country, or any political subdivision thereof, or under any international convention or treaty.

             (f)         Except for prepaid rents, all prepaid expenses, advance payments, deposits and claims for refund, credit, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment relating to the Business;

             (g)        All claims and rights of Seller under insurance policies in respect of any Assets and the Assumed Liabilities (as defined in Section 3 hereof), and all causes of action, judgments, claims and demands relating to any Assets and the Assumed Liabilities;

             (h)        All sales records, ledgers, files, correspondence, documents, drawings, specifications, charts, plans, purchase records, customer lists, sales lead databases, supplier lists, advertising and promotional materials, production records, business plans, covenants not to compete, studies, reports, marketing materials, data and other records related to the Business; all records regarding the Occupational Safety and Health Act and other governmental examinations and clearances related to the Business; provided, however, that Seller may make and retain copies of any records transferred to Buyer;

             (i)          All amounts earned for services performed after the Closing Date under ongoing contracts with customers of the Business; and

             (j)          All other goodwill and other general intangibles of Seller used in, related to or arising from the Business.

                           Except as hereinafter specifically provided, the Assets will be transferred by Seller to Buyer in accordance with this Agreement free and clear of all liens, security interests or encumbrances, other than (i) liens for taxes not yet due and payable and (ii) other liens, charges or encumbrances incidental to the conduct of the Business in the ordinary course or the ownership of the Assets that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that do not in the aggregate materially detract from the value of the Assets or materially impair or interfere with the use thereof in the operation of the Business (collectively, the “Permitted Encumbrances”).

                           1.2        Excluded Assets.  All assets of Seller not identified as Assets in Section 1.1 above are excluded from sale to Buyer (the “Excluded Assets”), including, but not limited to:

                                        (a)         Cash and cash equivalents;

                                        (b)        All securities owned by Seller;

                                        (c)         All rights of Seller under any claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (including any such items relating to the payment of taxes) not directly relating to the Business;

                                        (d)        All accounts, notes or other receivables due to Seller;

                                        (e)         All amounts earned for services performed, whether billed or unbilled, as of the Closing Date under ongoing contracts with customers of the Business;

                                        (f)         All assets of Seller not used in, related to, conceived, created, reduced to practice, developed or under development in connection with, or arising from the Business;

                                        (g)        The Trademarks RERFP and REBuild;

                                        (h)        Any and all interest of Seller in securities or assets of MyFreeDesk.com, Inc., or any claims against Mr. Odeh Mehawesh related to such securities or assets.

                                        (i)          All rights of Seller obtained from Buyer under license agreements related to software products of Buyer licensed to Seller, including, without limit, agreements set  forth in Schedule 1.2(i);

                                        (j)          The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, general ledgers, tax returns, seals, minute books, stock transfer books and similar documents of Seller relating to the organization, maintenance and existence of Seller as a corporation (provided that Buyer shall have access thereto to the extent reasonably necessary for the operation of the Business and the preparation of tax returns and financial statements of Buyer following the Closing Date); and

                                        (k)         Any of the rights of Seller under this Agreement or any other agreement between Seller and Buyer entered into on or after the date of this Agreement in accordance with the terms hereof.

             2.          PURCHASE CONSIDERATION.

                           2.1        Purchase Price.  At the Closing, on the terms and subject to the conditions of this Agreement, Buyer will issue to Seller, in consideration of the Assets, 200,000 shares (the “Shares”) of Common Stock, par value $.01, of Buyer (the “Common Stock”).  For purposes of this Agreement, the purchase price of the Assets (the “Purchase Price”) is equal to (a)(i) the number of Shares issued at the Closing multiplied by (ii) the last trading price of the Common Stock on the Nasdaq Stock Market on the last trading day immediately preceding the Closing Date plus (b) the book value of the Assumed Liabilities (as defined herein).

                           2.2        Royalty .  During the two years ending on the second anniversary of the Closing Date, Buyer will pay Seller a royalty of two percent (2%) of revenues collected for the license of Proprietary Software Products, as independent products.  No royalty will be applied to (a) Proprietary Software Products incorporated in whole or in part into other software products of Buyer resulting in a software product materially different from the Proprietary Software Products as in existence as of the Closing Date, or (b) any of the Proprietary Software Products that is materially modified by Buyer after the Closing Date.  Buyer will make payment, if any is required, of the royalty no later than 45 days after the end of each three-month period, or portion thereof for the first and last periods, ending on March 31, June 30, September 30 and December 31 of each year during which the royalty applies on the net license revenues earned in such period, accompanied by such documentation as may be agreed upon by the parties.  Nothing contained herein shall obligate Buyer to license any REDocs software, as in existence as of the Closing Date, or software licensed under the REDocs tradename Buyer will promptly inform Seller if it discontinues licensing of any of the REDocs products for any reason, including due to development of alternative products.

                           2.3        Allocation of Purchase Price.  For purposes of this Agreement, the pro forma purchase price of the Assets (the “Pro Forma Purchase Price”) is equal to (a)(i) the Shares multiplied by (ii) the last trading price of the Common Stock on the Nasdaq Stock Market on the last trading day immediately preceding the date hereof plus (b) the book value of the Assumed Liabilities.  The Pro Forma Purchase Price (and other capitalizable costs of the transactions contemplated by this Agreement) is allocated to the Assets as set forth in Schedule 2.3 hereto.  At the Closing Buyer will deliver an allocation of the Purchase Price (the “Final Purchase Price Allocation”) to the Assets for tax and financial accounting purposes.  The Final Purchase Price Allocation will be consistent with Schedule 2.3 hereto and will be subject to Seller approval that will not be unreasonably withheld.  Seller and Buyer affirm that the allocation reflected in Schedule 2.3 is fair and equitable.  Neither Seller nor Buyer will take a position inconsistent with the Final Purchase Price Allocation for all federal, state, local and foreign tax purposes for any tax years or periods, including the determination of taxable gain or loss on the sale of the Assets.

             3.          ASSUMPTION OF LIABILITIES.  Except as hereinafter specifically provided, Buyer shall not assume any liabilities or obligations of Seller and Seller shall be solely liable for all liabilities and obligations arising from or in connection with ownership of the Assets or operation of the Business prior to the Closing Date, whether or not reflected in its books and records.  Subject to the conditions of this Agreement, on the Closing Date Buyer shall assume only the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):

                                        (i)          Obligations of Seller arising under the Service Contracts;

                                        (ii)         Obligations of Seller under the Purchase Orders; and

                                        (iii)        Obligations of Seller arising from and after the Closing Date under the Contracts.

             4.          CLOSING.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402-3901, at 10:00 a.m. on July 10, 2001 or such time as Buyer and Seller may mutually agree (the “Closing Date”).  At the Closing (a) Buyer shall (i) issue to Seller the Shares representing the Purchase Price as specified in Section 2.1 hereof, (ii) deliver to Seller the various certificates, instruments and documents referred to in Section 9 hereof, (iii) deliver the Final Purchase Price Allocation as specified in Section 2.3 hereof, and (iv) deliver to Seller the Assignment and Assumption Agreement in the form of Exhibit A hereto (the “Assignment and Assumption Agreement”) and such other assumptions as Seller may reasonably request to evidence the assumption by Buyer of the Assumed Liabilities, and (b) Seller shall (i) deliver to Buyer a Bill of Sale in the form of Exhibit B hereto (the “Bill of Sale”), the Assignment and Assumption Agreement, and such bills of sale, assignments and other documents of transfer reasonably required to transfer to Buyer the interest of Seller in the Assets and (ii) deliver to Buyer the various certificates, instruments and documents referred to in Section 8 hereof.

             5.          LABOR AND EMPLOYMENT MATTERS.

                           5.1        Generally .  Without limiting the generality of Section 3 hereof, Buyer will not assume any employment or employee benefit obligation, or any wage or salary payment obligation, including without limitation those arising under any pension, profit sharing, deferred compensation, bonus, stock option, severance, welfare, sick leave, vacation, wage or other employee benefit or compensation plan, procedure, policy or practice of Seller regardless of whether such plan, procedure, policy or practice is disclosed to Buyer.

                           5.2        Employment Transition Provisions.  All employees of Seller employed in the Business and specifically listed in Schedule 6.10 hereto (the “Available Employees”) not hired by Buyer as of the Closing Date will remain in the employ of Seller or will be terminated by Seller at Seller’s discretion.  All of the Available Employees who have accepted employment with Buyer (each a “Hired Employee”) as of the Closing Date will be terminated by Seller no later than the Closing Date.  On the Closing Date, or as soon as practicable thereafter or as otherwise agreed between such Hired Employee and Seller, but in any event no later than the earlier of the date required by applicable law or the date that would otherwise have been the next regularly scheduled payday for each such person, Seller will pay each Hired Employee all accrued wages, salary, commission, bonus and other employee compensation payments for all periods prior to the Closing Date.  In addition, Seller will pay or provide such Hired Employee all other employee benefits maintained by Seller for all periods prior to the Closing Date, all in accordance with applicable law, and will satisfy all obligations imposed by applicable federal or state law (including without limitation the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) relating to health and other benefit continuation privileges for any such Hired Employee.

             6.          REPRESENTATIONS AND WARRANTIES OF SELLER.  Parent and Seller hereby represent and warrant to Buyer that, except as provided herein,:

                           6.1        Corporate Organization-Seller.  Seller is a corporation duly organized and validly existing, is in good standing under the laws of the State of Delaware, and has the power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to own its properties and carry on its business as now being conducted.  True and correct copies of the Certificate of Incorporation, as amended to date, and Bylaws of Seller have been provided to Buyer.  Other than short-term investments that constitute cash equivalents, and except for Seller’s claim to certain securities of MyFreeDesk.com, Inc., Seller does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other equity enterprise related to the Business.

                           6.2        Corporate Organization-Parent.  Parent is a trust duly organized and validly existing, is in good standing under the laws of the State of Maryland, and has the power and authority to own its properties and carry on its business as now being conducted.  Parent owns directly or indirectly each of the outstanding shares of capital stock of Seller.  All of the outstanding shares of capital stock of Seller are duly authorized, validly issued, fully paid and nonassessable, and are owned directly by the Parent free and clear of all liens, pledges, security interests, claims or other encumbrances.

                           6.3        Qualifications to do Business.  Seller is duly qualified to do business and is in good standing under the laws of the State of Minnesota.  Seller is not required to be qualified to do business in any other jurisdiction.

                           6.4        Corporat e Power.  Each of Seller and Parent has the power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                           6.5        Corporate Authority.

                           (a)         All actions on the part of the Seller necessary for the authorization, execution and delivery of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other agreements, documents and instruments contemplated hereby (collectively, the “Transaction Agreements”), and the consummation of the transactions contemplated thereby, have been taken or will be taken prior to Closing.  The Transaction Agreements are, or when delivered will be, legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms except that the enforcement thereof may be limited by (i) bankruptcy, insolvency,  reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity) (collectively, the “Enforcement Exceptions”).

                           (b)        All actions on the part of the Parent necessary for the authorization, execution and delivery of this Agreement and the other agreements, documents and instruments contemplated hereby to be executed and delivered by Parent (collectively, the “Parent Documents”), and the consummation of the transactions contemplated thereby, have been taken or will be taken prior to Closing.  Except for the transactions contemplated by the Transaction Agreements, Parent has no current intent or obligation to dispose of any of its assets other than in the normal course of its business.  The Parent Documents are, or when delivered will be, legal, valid and binding obligations of Parent, enforceable in accordance with their respective terms except that the enforcement thereof may be limited by the Enforcement Exceptions.

                           6.6        Conflicting Agreements, Governmental Consents.  The execution and delivery by Seller of the Transaction Agreements and the execution and delivery by Parent of the Parent Documents, the consummation of the transactions contemplated thereby, and the performance or observance by the Seller and Parent of any of the terms or conditions thereof will not (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, or result in the creation of any lien on any of the Assets pursuant to, the Certificate of Incorporation or Bylaws of Seller, the Declaration of Trust or Bylaws of Parent, any award of any arbitrator, or any indenture, contract (except as set forth on Schedule 6.16) or agreement (including any agreement with security holders), instrument, order, judgment, decree, statute, law, rule or regulation to which Seller, Parent or the Assets is subject, or (b) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority.

                           6.7        < u>Actions, Suits, Proceedings.  There are no requests, notices, investigations, claims, demands, actions, suits or other legal or administrative proceedings pending or, to the best knowledge of Seller or Parent, threatened against Seller or Parent or any of their property in any court or before any federal, state, municipal or other governmental agency that, (a) if decided adversely to Seller or Parent, would have a material adverse effect upon the Business or Assets, (b) seek to restrain or prohibit the transactions contemplated by this Agreement or obtain any damages in connection therewith, or (c) in any way call into question the validity of the Transaction Agreements or Parent Documents; nor is Seller or Parent in default with respect to any order of any court or governmental agency entered against it in respect of the Business or Assets.

                           6.8        N o Material Violations.  Neither Seller nor Parent is in material violation of any applicable law, rule or regulation relating to the Business or any of the Assets.  Neither Seller nor Parent has received any communications containing any requests, notices, investigations, claims, demands, actions, administrative proceedings, hearings or other governmental claims or proceedings against either Seller or Parent or both alleging or investigating the existence of any such violation.

                          6.9        Customers and Suppliers.  Schedule 6.9 hereto lists all customers and material suppliers of Seller relating to the Business, referencing the Contracts with each such customer or supplier or, if such agreement is oral, in each case setting forth the material terms of the purchase or supply agreements with such customer or supplier including the effective date, term, price and quantity terms of such agreements.  Seller and Parent have no notice or reason to believe that:

             (i)          any customer of Seller relating to the Business intends to terminate, fail to renew or otherwise modify the terms of its relationship with Seller in any material manner; or

             (ii)         any supplier or other customer of Seller relating to the Business intends to cancel or otherwise modify its relationship with Seller in any manner except that Hummingbird USA, Inc. (“Hummingbird”) may refuse to permit assignment of the Solutions Provider Network Agreement between Seller and Hummingbird and iManage Corp. may refuse to continue its relationship with Seller upon execution of this Agreement.

                           The consummation of the transactions contemplated by this Agreement will not, to the knowledge of Seller or Parent, materially and adversely affect the relationship of any supplier or customer with the Business except with regards to Hummingbird as set forth above.

                           6.10      Employees.  Schedule 6.10 hereto lists all employees of Seller at the date hereof engaged in operation of the Business and in the case of each such employee sets forth the position, level of compensation, earned and accrued vacation, date of employment, and years of employment recognized for determining eligibility for participation in, and vesting and credited service, under any Plan (as defined in Section 6.11), as the case may be.

                           6.11      Employee Plans .  Set forth on Schedule 6.11 hereto is a list of all pension, profit sharing, retirement, stock purchase, stock option, bonus, incentive compensation and deferred compensation plans, all life, health, dental, accident or disability plans, workers’ compensation and other insurance plans, all severance or separation plans, and any other employee benefit plans, practices, policies or arrangements of any kind, whether written or oral, that are maintained by Seller or Parent for the benefit of (or under which Seller or Parent has any obligations, whether absolute or contingent, to) any of Seller’s employees (including former employees) engaged in the operation of the Business, including but not limited to any “employee benefit plan” that is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) (individually a “Plan” and collectively the “Plans”).  Seller has made available to Buyer true and correct copies of each of the Plans and of any related trust agreements, insurance contracts or other related agreements.  Seller and Parent have also made available to Buyer, with respect to each of the Plans, the most recent summary plan description, if any.  Each of the Plans complies in all material respects with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and all other statutes, rules and regulations, agreements and instruments by which it is governed, and no event has occurred that could result in the imposition of an excise tax, penalty or other liability on Seller or Parent, a Plan or any fiduciary with respect to a Plan.  All applicable ERISA requirements as to the filing of reports, documents and notices regarding the Plans with the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation, and the furnishing of such documents to participants and beneficiaries on or prior to the date hereof, have been complied with in all material respects.  There are no actions, suits, investigations, or proceedings pending or, to the knowledge of Seller or Parent, threatened against the Plans or any fiduciaries thereof respecting their duties to the Plans or the assets or any trust under any of the Plans.  At no time during the 72–month period preceding the Closing Date have the Seller or any entity aggregated with the Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA maintained or contributed to any plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA, or any plan that is a defined benefit pension plan subject to Title IV of ERISA.

                           6.12      Labor Matters .  There are no existing labor disputes or disturbances involving the Business that have a material adverse effect on the Business or the future prospects of the Business or the Assets.  There are no existing employment agreements or collective bargaining agreements between Seller or Parent and any of the Hired Employees or any collective bargaining unit representing any such employees, and no such agreements are currently in the process of being negotiated.  No petition has been filed or is pending with the National Labor Relations Board by any labor organization or any group of employees for an election or certification regarding the representation of any of the Available Employees by a labor organization.  There is no present solicitation or campaign by any labor organization or employee for the representation of Seller’s employees and the Available Employees by a labor organization.

                           6.13      Title to Personal Property.  Seller has good title to or a valid leasehold in all personal property included in the Assets, free and clear of all mortgages, liens, pledges, charges and encumbrances, other than Permitted Encumbrances.

                           6.14      Condition of Assets.  All of the tangible Assets necessary for the conduct of the Business are free from defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).  Seller has taken all necessary action, including when required the filing of Uniform Commercial Code financing statements, to establish, perfect and protect as against third parties the interest of Seller in inventory, equipment or other tangible assets in the possession of others.

                           6.15      Unearned Revenues.  No customers of the Business have been billed, or have paid any amount, for any services, licenses or products that have not been performed or delivered by Seller.  No amounts have been billed or collected by Seller related to any of the Assumed Liabilities.

                           6.16      Contracts.  Schedule 1.1(e) hereto sets forth correctly all contracts, indentures, guarantees, leases, commitments or other agreements related to the Business to which Seller or Parent is a party or by which either is bound except Purchase Orders.  Seller or Parent and, to the knowledge of Seller and Parent, each other party thereto have substantially performed all obligations required to be performed by it to date, and are not in default in any material respect, under any of the instruments or agreements described above.  Except for those instruments and agreements that by their terms may be terminated by third parties with a notice period of two months or less, as to which no representation with regard to assignment is made, and except as set forth in Schedule 6.16, the instruments and agreements described above that are to be assigned to Buyer hereunder are each in full force and effect and are assignable to Buyer without the consent of third parties, and Seller has not waived or assigned to any other person any of its rights thereunder.  The Reseller Agreements set forth on Schedule 6.16 are hereinafter collectively referred to as the “Unassignable Reseller Agreements.”  Seller has delivered to Buyer true and correct copies of all such contracts, indentures, guaranties, leases, commitments and other agreements.

                           6.17      Intellectual Property Rights.

                           (a)         Schedule 6.17(a) sets forth a complete and accurate list of (i) all filed patent applications and patents issued with respect to the Intellectual Property, and all reissues, reexaminations and extensions thereof, and all divisionals, substitutions, renewals, continuations and continuations-in-part thereof; (ii) all filed trademark, service mark, and trade name applications and all registered trademarks and service marks, all reserved trade names, and all registered Internet domain names included in the Intellectual Property, and all extensions and renewals thereof; and (iii) all registered copyright applications and registered copyrights in the Intellectual Property, together with all renewals, extensions, reversions or restorations thereof and therefor (collectively, the “Registered Intellectual Property”).  All of Seller’s rights, such as they are, in such Registered Intellectual Property are in full force and effect and will not expire or require renewal until the respective dates (if any) set forth in Schedule 6.17(a).  All statements and representations made by Seller in any pending Intellectual Property applications, filings or registrations relating to the Business or Seller were true in all material respects as of the time they were made and remain true as of the date of this Agreement.  Seller has delivered to Buyer true and complete copies of all copyright registrations, trademark registrations, patents, and any applications therefor, or filings related thereto, made by or on behalf of Seller relating in any way to the Intellectual Property or the Business.

                           (b)        The documentation and the source code with its embedded commentary, descriptions and indicated authorships, the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to the Proprietary Software Products include sufficient documentation in the form of manufacturing and engineering plans, blueprints, designs, process instructions, formulae, quality assurance protocols and procedures and the like and are complete in all material respects, have been faithfully and accurately compiled in accordance with standards generally practiced by companies whose principal business is creation or development of software and are sufficient to permit persons who are reasonably skilled and proficient in the design, manufacture and sale of software products as now being produced to continue the same in the ordinary course of business and to support and maintain the products and services and enforce their rights to control or prevent use of such Proprietary Software Products by others.  The Proprietary Software Products under development by Seller are being developed in accordance with standards generally practiced by companies whose principal business is creation or development of software.

                           (c)         Schedule 1.1(f) hereto is an accurate and complete list of Intellectual Property included in the Assetsand represents all intellectual property and intellectual property rights as are necessary or useful for the ownership of the Software and the conduct of the Business as currently conducted.

                           (d)        Schedule 6.17(d) is a complete and accurate list of each item of Intellectual Property included in the Assets that any third party owns and that Seller has the right to use pursuant to a license, sublicense, or other agreement, including off-the-shelf software, together with a list of such agreements.  Except for the Unassignable Reseller Agreements set forth on Schedule 6.16, each agreement specified on Schedule 6.17(d) is legal, valid, binding, enforceable, and in full force and effect, and Seller is not in breach, and no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, revision or amendment of any of such agreements, including, without limitation, the signing of this Agreement or the Closing.  Seller has sole, exclusive, valid and unencumbered title to rights granted in the agreements listed in Schedule 6.17(d) and has not granted any liens, mortgages, encumbrances, licenses or other rights thereon or therein except as disclosed on Schedule 6.17(d).  Except as disclosed on Schedule 6.17(d), Seller is not obligated to pay royalties, fees, or other payments to any owner of, applicant for, licensor of, or other claimant to any of the Intellectual Property included in the Assets.

                           (e)         Except for the Intellectual Property listed on Schedule 6.17(d), Seller owns sole, exclusive, valid, clear and unencumbered title to all Intellectual Property included in the Assets, and has not granted any liens, mortgages, encumbrances, licenses or other rights thereon or therein.

                           (f)         Except as disclosed on Schedule 6.17(d), Seller has not sold, assigned, conveyed or otherwise transferred, by oral or written agreement, expressly or impliedly, any rights, title or interest in or to the Intellectual Property.  Seller has delivered to Buyer a true and complete copy of each agreement disclosed on Schedule 6.17(d), including, without limitation, all amendments, waivers or other changes thereto.

                           (g)        Seller has full right, power and authority to sell, transfer, assign, convey and deliver to Buyer all of the Intellectual Property included in the Assets.  Except for the Unassignable Reseller Agreements, if the consent of any third party is required before Seller may rightfully transfer or assign its rights in any Intellectual Property owned by a third party, Seller has obtained such written consent and has delivered a true and complete copy of the document evidencing such consent to Buyer.  Except as set forth on Schedule 6.17(g), the Intellectual Property does not infringe any Patents, Copyrights, Trademarks or Trade Secrets or other proprietary rights of any third party.  No consents, rights or licenses are required from any third party to exercise any rights with respect to the Intellectual Property, except as disclosed on Schedule 6.17(d).  Neither Parent nor Seller is infringing upon, and neither has in the past infringed upon, any known right or claimed right of any person or entity under or with respect to any Intellectual Property included in the Assets (nor has Seller or Parent received written notice with respect to any of the foregoing).  In connection with the operation of the Business, neither Seller nor Parent is unlawfully using and neither has unlawfully used any confidential information, trade secrets or proprietary information of others.

                           (h)        Neither Seller nor Parent has receive d any communications alleging any interference, opposition, cancellation, reexamination or other contest, proceeding, action, suit, hearing, investigation, charge, complaint, demand, notice, claim, dispute nor any claim of infringement, misappropriation or other violation by Seller or Parent of any intellectual property or other proprietary rights of any other individual or entity relating to the Assets or the Business pending or, to the knowledge of Seller and Parent, threatened against Seller or Parent.  Neither of Seller or Parent is currently evaluating any intellectual property of another person or entity (and have not conducted any such evaluations in the past five years) to determine whether a license thereof is necessary or desirable or whether such intellectual property may otherwise have a material adverse effect on the Business or Assets.  No governmental agency or authority has disputed Seller’s right to obtain or continue registration of any Intellectual Property of Seller included in the Assets where Seller has applied for such registration, except where such dispute has been resolved in favor of issuing or continuing such registration.  Except as set forth on Schedule 6.17(h), each of Seller and Parent has no reason to believe that (i) any of the Intellectual Property included in the Assets and owned or used by Seller in the Business is invalid or unenforceable (whether due to the existence of prior art, inequitable conduct such as patent fraud or misuse, prior use or creation, abandonment or otherwise), or (ii) any pending applications of Seller for patents or for registration of other Intellectual Property included in the Assets will be denied or will be materially restricted or conditioned, or any prior art or other information or circumstance exists which would cause such denial, restriction or condition.  All payments to governmental agencies required to maintain the effectiveness of any patents or any Registered Intellectual Property included in the Assets have been timely paid.

                           (i)          Neither Seller nor Parent has any agreement to indemnify any individual or entity against any charge of infringement of any Intellectual Property included in the Assets, other than indemnification provisions normal and usual for Seller’s industry contained in Purchase Orders or Contracts arising in the ordinary course of business.

                           (j)          Employees and consultants of Seller have performed all computer programming with respect to the Intellectual Property included in the Assets and employees and consultants of Seller have authored all user documentation. Each individual and entity, including each employee, agent, consultant, and contractor, who has contributed to or participated in any way in the conception, creation, reduction to practice and/or development of the Intellectual Property included in the Assets was at the time of such contribution or participation (i) a party to and bound by a valid, enforceable, duly executed agreement with Seller containing appropriate confidentiality provisions, standard “work-made-for-hire” provisions, in accordance with applicable law, and a valid written assignment in favor of Seller as assignee that has conveyed to Seller all right, title and interest in and to all worldwide intellectual rights in the Copyrights, Patents, Trademarks, Trade Secrets and other intellectual property created, conceived, reduced to practice and/or developed by such individual or entity in connection with the Software or the Business, including, without limitation, all worldwide copyrights and patent rights therein and thereto; or (ii) a genuine employee (and not a subcontractor) of an entity described in subsection (i) of this sentence bound by a valid, enforceable, duly executed agreement with such entity containing appropriate confidentiality provisions, standard “work-made-for-hire” provisions, in accordance with applicable law, and a valid written assignment in favor of such entity (for the benefit of Seller) or in favor of Seller directly, as assignee, that has conveyed to Seller all rights, title and interests in and to all worldwide intellectual rights in the Copyrights, Patents, Trademarks, Trade Secrets and other intellectual property created, conceived, reduced to practice and/or developed by such individual in connection with the Software or the Business, including, without limitation, all worldwide copyrights and patent rights therein and thereto.  Except as set forth on Schedule 6.17(j), no subcontractors of any person or entity have contributed to or participated in the conception, creation, reduction to practice and/or development of the Intellectual Property included in the Assets.  Schedule 6.17(j) hereto sets forth the names and addresses of all entities and persons who have performed work for Seller related to the Intellectual Property and/or the Business, a description of the work performed by each such person, and the dates on, or time period(s) during, which each such person performed such work.  Seller has delivered to Buyer a true and complete copy of each agreement under which each such person performed work related to the Intellectual Property and/or the Business.

                           (k)         Except as disclosed on Schedule 6.17(k), no Intellectual Property of Seller included in the Assets has been escrowed or stored, or is required to be escrowed or stored, on behalf of or for the benefit of any person or entity.  No person or entity other than Seller and its employees and consultants who have a “need to know” in connection with the performance of their duties to Seller has access or rights to the source code of the Software.

                           (l)          Seller has used and is using commercially reasonable methods to protect Seller’s intellectual property rights.  To the knowledge of Seller and Parent, in no instance has the eligibility of the Intellectual Property for protection under applicable copyright or trademark law been forfeited to the public domain by omission of any required mark, notice or any other actions.  Seller has promulgated and used commercially reasonable efforts to enforce a commercially reasonable trade secrets protection program.  Without limiting the foregoing, Seller has taken all commercially reasonable precautions to protect the source code and documentation relating to the Proprietary Software Products from disclosure except to employees and consultants of Seller who had “a need to know” the contents thereof in connection with the performance of their duties to Seller and who had been instructed (in the case of third parties, pursuant to a duly executed confidentiality agreement) to maintain the confidentiality of the Proprietary Software Products.

                           6.18      Warranties.  Schedule 6.18 hereto contains true, correct and complete copies of all written product warranties issued or made by Seller or Parent in connection with the license of any product or the rendition of any service relating to the Business.  Seller and Parent have made no oral warranties to any of Seller’s customers or potential customers of the Business.  Each of Seller and Parent has no knowledge of any existing or threatened material claim, or any facts upon which a material claim could be based, against Seller for software or other products that are defective, defectively designed or otherwise fails to satisfy the terms of any product warranty.  The Seller’s or Parent’s warranty obligations related to the Business have not resulted in charges to income that have exceeded $1,000 in any calendar year or from January 1, 2001 to the date hereof.  No material warranty or other claims of a similar nature have been made against Seller or Parent related to the Business.

                           6.19      Licenses and Permits.  There are no permits granted to or by Seller or Parent in connection with the operation of the Business.  Schedule 6.19 hereto correctly describes all material licenses granted to Seller in connection with the operation of the Business by any federal, state, provincial or local government or an agency thereof.  Seller has all material licenses and permits required by law or otherwise necessary for the proper operation of the Business.  All licenses and permits granted to Seller are in full force and effect, and no action to terminate, withdraw, not renew or materially limit or otherwise change any such license or permit is pending or has been threatened by any governmental agency or other party.  The consummation of the transactions contemplated by this Agreement will not violate the provisions of, or require Buyer to reapply for, any such license or permit.  Seller has delivered to Buyer true and correct copies of all such licenses and permits.

                           6.20      Financial Information.  Seller has delivered to Buyer an unaudited balance sheet of the Business as of May 31, 2001, (the “Balance Sheet Date”) and profit and loss statements of the Business for the fiscal year ended December 31, 2000 and for the period beginning on January 1, 2001 and ending on the Balance Sheet Date (such balance sheet and profit and loss statements, together the “Financial Statements”).  The Financial Statements (a) were prepared in accordance with the books and records of Seller, (b) fairly present in all material respects the financial condition of the Business at such date and the results of operations for such periods and (c) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis, except that unaudited statements do not contain certain footnotes required for GAAP disclosure and are subject to certain audit adjustments (consisting of normal recurring accruals).  Since the Balance Sheet Date, there has not been:

(i)         any material adverse change in the Assets, the Business or the financial condition or liabilities of Seller;

(ii)        any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Business or the Assets;

(iii)       any mortgage, pledge or other lien or encumbrance affecting any of the Assets other than Permitted Encumbrances;

(iv)       any sale or other transfer of any assets of Seller used or useful in the Business to any shareholder or any officer, director, employee or affiliate of Seller or Parent or any other transfer of any such assets by Seller outside of the ordinary course of business;

(v)        any material change in accounting methods or practices followed by Seller or Parent with respect to the Business; or

(vi)       any transaction affecting the Business or the Assets entered into by Seller or Parent other than in the ordinary course of business, except this Agreement, or any other material deviation from the ordinary and usual course by Seller in the conduct of the Business.

                           6.21      Taxes.  Seller has filed all federal, state and local tax returns required to be filed by it, and has paid all federal, state and local income, profits, franchise, sales, use, property, excise, payroll, and other taxes and assessments (including interest and penalties) to the extent that such have become due.  No claims for additional taxes have been asserted against Seller and no audits are pending with respect to any tax liabilities of Seller.

                           6.22      Capital Projects.  No construction or other capital projects are in progress, have been contracted for or, to the knowledge of Seller or Parent, are required by applicable law or regulation in connection with the operation of the Business.  All completed construction and other capital projects, if any, are reflected in the balance sheet referred to in Section 6.20 hereof.

                           6.23      Sufficiency of Assets. The Assets constitute, and on the Closing Date will constitute, all of the assets or property necessary for operation of the Business as it is currently conducted.  All leases or deeds to real property relating to the Business are set forth on Schedule 6.23 hereto.

                           6.24      Trade Allowance.  Seller does not have in effect any trade allowance, billback, rebate, discount or similar program with its customers.  No supplier of Seller has in effect, or has had in effect, and Seller has received no payments under, any trade allowance, billback, rebate, discount or similar program pursuant to which Seller has any actual or contingent right to receive payment.

                           6.25      Insurance.  Seller maintains property and casualty insurance on all tangible Assets on a replacement value basis and product liability insurance with respect to the Business as described generally on Schedule 6.25 hereto.  All policies providing such insurance are in full force and effect and Seller has not received any notice of impending cancellation or nonrenewal thereof.

                           6.26      Brokers and Finders.  Neither of Seller or Parent has retained or engaged any broker, finder or other financial intermediary in connection with the transaction contemplated by this Agreement.

                           6.27      Investment Purpose.  Seller is acquiring the Shares for investment purposes and not with a view to distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder.

                           6.28      Continuity of Seller, No Distribution of Shares.

                           (a)         This Agreement is not part of a plan for dissolution of Seller or Parent.

                           (b)        Seller will make no distribution of the Shares to its stockholder nor will it make or permit to be made any pro rata or similar distribution of the shares to the shareholders of Parent.

                           (c)         The board of directors of Seller has no current intent to adopt resolutions to dissolve Seller or make distribution of the Shares to Seller’s stockholder or make a pro rata distribution of the Shares to Parent’s shareholders within one year after the Closing Date.

                           6.29      Access to Information Regarding Buyer.

                           (a)         Seller and Parent have received copies of Buyer’s annual report to shareholders and annual report on Form 10-K for the fiscal year ended March 31, 2001, and a copy of Buyer’s definitive proxy statement dated July 26, 2000.

                           (b)        Seller and Parent have had the opportunity to ask questions and receive answers concerning the terms and conditions upon which the Shares will be issued to Seller and to obtain additional information that Buyer possesses that is necessary to verify the accuracy of information contained in the documents referenced in part (a) of this Section 6.29.

                           6.30      Restricted Shares.  Seller is aware and acknowledges that the Shares to be transferred to Seller pursuant to Section 2.1 hereof will be issued without registration under the Securities Act or under any state securities laws, and, therefore, may not be sold, transferred or pledged in the absence of an effective registration statement under the applicable federal and state securities laws or an opinion of counsel satisfactory to the Buyer that the transfer is exempt from registration.  Seller further acknowledges that the certificate or certificates representing the Shares to be transferred to Seller will bear a legend restricting transfer of the Shares as provided above.

                           6.31      Full Disclosure .  No representation or warranty by Seller or Parent contained in this Section 6 contains any untrue statement of a material fact, or omits any material fact necessary to make the representations and warranties contained herein not misleading.

             7.          REPRESENTATIONS AND WARRANTIES OF BUYER.  Buyer hereby represents and warrants to Seller and Parent as follows:

                           7.1        Corporate Organization.  Buyer is a corporation duly organized and validly existing, is in good standing under the laws of the State of Minnesota and has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  True and correct copies of the Certificate of Incorporation, as amended to date, and Bylaws of Buyer have been provided to Seller.

                           7.2        Conflicting Agreements, Governmental Consents.  The execution and delivery by Buyer of the Transaction Agreements to be executed by it, the consummation of the transactions contemplated thereby and the performance or observance by Buyer of any of the terms or conditions thereof will not (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, the Articles of Incorporation or Bylaws of Buyer, any award of any arbitrator, or any indenture, contract or agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which Buyer is subject, or (b) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority.

                           7.3        Corporate Power.  Buyer has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                           7.4        Corporate Authority.  All corporate action on the part of the Buyer necessary for the authorization, execution and delivery of the Transaction Agreements, and the consummation of the transactions contemplated thereby, have been taken or will be taken prior to Closing.  The Transaction Agreements are, or when delivered will be, legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms except that the enforcement thereof may be limited by the Enforcement Exceptions.

                           7.5        Brokers and Finders.  Buyer has not retained any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

                           7.6        Authorization of Shares.  Buyer has taken all necessary action to permit it to issue the number the Shares required to be issued under Section 2.1.  Assuming the accuracy of the representations of Seller included herein, the Shares, when issued in accordance herewith, will be validly issued, fully paid and nonassessable and no shareholder of Buyer will have any preemptive right of subscription or purchase in respect thereof.

                           7.7        SEC Documents .  Buyer has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the “SEC”) since April 1, 1999 (together with later filed documents that revise or supersede earlier filed documents, the “Buyer SEC Documents”).  As of their respective dates, the Buyer SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents.  None of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Buyer included in the Buyer SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the financial position of Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as set forth in the Buyer SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, Buyer has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth in a balance sheet of Buyer or in the notes thereto which, individually or in the aggregate, would have a material adverse effect on the business or results of operations of Buyer.

                           7.8        Full Disclosure.  No representation or warranty by Buyer contained in this Section 7 contains any untrue statement of a material fact, or omits any material fact necessary to make the representations and warranties contained herein not misleading.

             8.          CONDITIONS TO OBLIGATION OF BUYER TO CLOSE.  The obligation of Buyer to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction or written waiver prior to or at the Closing of the following conditions:

                           8.1        Representations and Warranties.  The representations and warranties of Seller and Parent contained in this Agreement shall be true and correct on the Closing Date, as if made on the Closing Date.

                           8.2        No Material Adverse Change.  There shall have occurred no change in the Assets as a whole or the Business or results of operations of Seller relating to the Business since the Balance Sheet Date that could reasonably be expected to have a material adverse effect on the Business or Assets.

                           8.3        Observance and Performance.  Seller and Parent shall have observed and performed all covenants and agreements required by this Agreement to be observed or performed by Seller or Parent on or prior to or at the Closing Date.

                           8.4        Employment Agreements.  Those Available Employees identified in Schedule 8.4 hereto shall have executed and delivered employment agreements in a form acceptable to Buyer and dated the Closing Date.

                           8.5        Lease Agreement.  Buyer shall have entered into a lease agreement in form and substance acceptable to Buyer to lease certain real property located at 4150 Olson Memorial Highway Minneapolis, Minnesota and used in conjunction with the Business.

                           8.6        Officer’s Certificate.  Seller and Parent shall have delivered to Buyer a certificate of a responsible officer of each of Seller and Parent, dated the Closing Date, to the effects and conditions set forth in Sections 8.1, 8.2 and 8.3 above.

                           8.7        Verification of Operating Results.  Buyer shall have been afforded the opportunity to review the invoices, purchase documents relating to the cost of goods sold, production expenses and sales expenses of Seller related to the Business in order to determine the results of operations of the Business, and shall have concluded that such results of operations are consistent in all material respects with the results of operations for such periods heretofore disclosed by Seller to Buyer.

                           8.8        [ Intentionally Omitted.]

                           8.9        Searches .  Buyer shall have received, as of a date no more than five (5) days prior to the Closing Date, Uniform Commercial Code Searches against Seller from the Secretary of State of Minnesota and from such other states and/or counties as Buyer shall reasonably request, together with tax lien and judgment searches, in each case certified by a reporting service satisfactory to Buyer.  Seller shall have obtained valid releases or terminations of any and all liens,  security interests and encumbrances against the Assets other than Permitted Encumbrances and shall have delivered to Buyer evidence of such releases or terminations satisfactory to Buyer.

                           8.10      Condition of Assets.  The Assets shall be functional for their intended purpose in all material respects on the Closing Date.

                           8.11      Consents of Third Parties.  Buyer shall have received duly executed copies of any consents necessary to permit the assignment of the contracts, leases, commitments and agreements set forth on Schedule 6.16.

                           8.12      Release of Certain Claims.  Seller shall have obtained a release or cancellation, in form and substance satisfactory to Buyer, from Venture One Real Estate, LLC of any and all present or future claims Venture One Real Estate, LLC may assert against Buyer or the Assets under that certain Exclusive Agency and Representation Agreement Between Seller and Venture One Real Estate, LLC dated September 1, 2000.

                           8.13      Notices.  Seller shall have made all filings and registrations with all federal, state and local governmental agencies or authorities required to be made by Seller in connection with the execution and delivery hereof and the consummation of the transactions contemplated hereby.

                           8.14      Regulatory Approvals.  Buyer shall have received all authorizations, consents and approvals of governments and governmental agencies required in connection with the transactions contemplated by this Agreement.

                           8.15      Secretaries’ Certificates.  Seller and Parent each shall have delivered to Buyer copies of all necessary corporate resolutions authorizing the execution, delivery and performance by Seller and Parent, respectively, of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of each of the Seller and Parent, respectively, accompanied by such other certifications by such Secretaries as are requested by Buyer, in a form acceptable to Buyer.

                           8.16      Legal Opinion .  Buyer shall have received an opinion, dated the Closing Date, in form and substance acceptable to Buyer from Messerli & Kramer P.A., counsel to Seller and Parent.

                           8.17      Copies of Documents.  Buyer shall have received accurate and complete copies of all documents and instruments listed in any of the schedules or exhibits to this Agreement (and of any amendments, waivers or similar supplementary materials related thereto).

                           8.18      No Legal Actions.  No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

                           8.19      Closing Documents.  Buyer shall have received such bills of sale, assignments and other documents of transfer, in a form acceptable to Buyer, reasonably required to transfer to Buyer the interests of Seller in the Assets consistent with the terms of this Agreement.

                           8.20      Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to Buyer and its counsel.

                           8.21      W.A.R.N. Act .  Seller shall have provided all notifications required under the Worker Adjustment and Retraining Notification Act (29 U.S.C. §2101 et. seq.) if necessary.

             9.          CONDITIONS TO OBLIGATION OF SELLER AND PARENT TO CLOSE.  The obligation of Seller and Parent to effect the transactions contemplated by this Agreement is subject to the satisfaction or written waiver prior to or at the Closing of the following conditions:

                           9.1        Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct on the Closing Date, as if made on the Closing Date.

                           9.2        Observance and Performance.  Buyer shall have observed and performed all covenants and agreements required by this Agreement to be observed or performed by Buyer on or prior to or at the Closing Date.

                           9.3        Officer’s Certificate.  Buyer shall have delivered to Seller and Parent a certificate of a responsible officer of Buyer dated the Closing Date to the effects set forth in Sections 9.1 and 9.2 above.

                           9.4        Secretary’s Certificate.  Buyer shall have delivered to the Seller and Parent copies of all necessary corporate resolutions of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary of Buyer accompanied by such other certifications by such Secretary as are requested by Seller, in a form acceptable to Seller.

                           9.5        Referral Commission Agreement.  Buyer shall have executed and delivered to Seller a Referral Commission Agreement in form and substance acceptable to Seller and dated the Closing Date.

                           9.6        Legal Opinion.  Seller and Parent shall have received an opinion, dated the Closing Date, in form and substance acceptable to Seller and Parent from Faegre & Benson LLP, counsel to Buyer.

                           9.7        Notices .  Buyer shall have made all filings and registrations with all federal, state and local governmental agencies or authorities required to be made by Buyer in connection with the execution and delivery hereof and consummation of the transactions contemplated hereby.

                           9.8        Regulatory Approvals.  Buyer shall have received all authorizations, consents and approvals of governments and governmental agencies required in connection with the purchase and sale contemplated by this Agreement.

                           9.9        No Legal Actions.  No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

             10.        REGISTRATION OF THE SHARES.

                           10.1      Buyer will use commercially reasonable efforts to register the resale of the Shares under the Securities Act of 1933, as amended, by including the Shares in a registration statement on Form S-3 covering the resale of certain shares of Common Stock issuable by Buyer upon the exercise of warrants.  Buyer currently anticipates that such registration statement will be filed by July 31, 2001.  If the Shares are not included in such registration statement, Buyer will use reasonable best efforts to file a registration statement covering the resale of the Shares by September 30, 2001.

                           10.2      Buyer may, once each calendar year, suspend sales of the Shares under any registration statement for a limited time, which in no event shall be longer than 90 days, if (i) such sales would materially adversely affect, or would be improper in view of  (or improper without disclosure in a prospectus or other filing with the SEC), a proposed financing, reorganization, recapitalization, merger, acquisition, consolidation, or similar transaction or other development involving or with respect to Buyer (including without limitation, through the premature disclosure thereof) or (ii) Buyer is conducting a public offering of capital stock (including during the effectiveness of any registration statement pertaining thereto) and the managing underwriter concludes in its reasonable judgment that sales of the Shares held by Seller would materially adversely affect the success of the offering.  Buyer will promptly notify Seller any time sales of the Shares under such registration statement are suspended and will promptly notify Seller of the termination of any such suspension.

                           10.3      Buyer will use reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder.

             11.        INDEMNIFICATION.

                           11.1      Indemnification of Buyer.  Parent, Seller and their successors and assigns jointly and severally agree to indemnify and hold harmless Buyer, its Affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) and their respective shareholders, directors, officers, employees and agents thereof (collectively, the “Buyer Indemnitees” and individually a “Buyer Indemnitee”) against and with respect to:

                                        (a)         Any and all losses, injuries, damages, deficiencies, liabilities, costs, penalties, interest, expenses and obligations, net of any offsetting gains, cost savings or recoveries directly related thereto (collectively, “Losses”) directly or indirectly resulting or arising from the operation of the Business and/or the ownership of the Assets, or from incidents or occurrences relating to the Business or the Assets, prior to the Closing;

                                        (b)        Without limiting the generality of the foregoing, any and all Losses directly or indirectly resulting or arising from (i) any infringement claim or (ii) any requests, notices, investigations, claims, demands, actions, suits or other legal or administrative proceedings with respect to Seller, the Business or any of the Assets;

                                        (c)         Without limiting the generality of the foregoing, any and all Losses directly or indirectly resulting or arising from claims under any Plans, including without limitation, claims by any participant therein or dependent of such participant and claims by any governmental agency with respect thereto;

                                        (d)        Any and all Losses directly or indirectly resulting or arising from any misrepresentation or breach of warranty on the part of the Seller or Parent, under this Agreement, the other Transaction Agreements or any certificate, document, agreement or instrument delivered pursuant hereto or thereto;

                                        (e)         Any and all Losses directly or indirectly resulting or arising from any non–fulfillment of any covenant or agreement on the part of the Seller or Parent under this Agreement, the Transaction Agreements or any certificate, document, agreement or instrument delivered pursuant hereto or thereto;

                                        (f)         Any and all Losses directly or indirectly resulting or arising from the termination of the employment of any employee of the Seller or Parent related in any way to this Agreement, the Transaction Agreements or the transactions contemplated thereby; and

                                        (g)        Any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs and reasonable legal and other expenses incident to the foregoing.

                           The indemnification obligations of Seller and Parent or their successors and assigns hereunder relate to indemnification for all Losses of a Buyer Indemnitee, regardless of whether such Loss arises from a third–party claim against such Buyer Indemnitee or otherwise.

                           Notwithstanding anything to the contrary provided elsewhere in this Agreement:

(i)         The Seller and Parent or their successors and assigns will be liable to Buyer Indemnitees for amounts payable under this Section 11.1 (other than claims based on fraud or intentional misrepresentations by Seller or Parent, as to which no deductible shall apply) only to the extent such amounts in the aggregate exceed fifty thousand dollars ($50,000) and in no event shall Seller or Parent or their successors and assigns be liable to Buyer Indemnitees under this Section 11.1 (other than claims based on fraud or intentional misrepresentations by Seller or Parent, as to which no limitation shall apply) for amounts which exceed in the aggregate the Purchase Price;

(ii)        The obligations of Seller and Parent and their successors and assigns under this Agreement to indemnify Buyer Indemnitees shall be of no force with respect to claims under this Section 11.1 as to which a Buyer Indemnitee has not given the Company written notice describing the basis for such claim in reasonable detail within eighteen (18) months after the Closing Date.

                           11.2      Indemnification of Seller and Parent by Buyer.  Buyer hereby agrees to indemnify and hold harmless Parent and Seller and their successors and assigns and all Affiliates of Parent and Seller and their respective shareholders, directors, officers, employees and agents thereof (collectively, the “Seller Indemnitees” and individually, a “Seller Indemnitee”) against and with respect to:

                                        (a)         Any and all Losses directly or indirectly resulting or arising from the operation of the Business and/or the ownership of the Assets, or from incidents or occurrences relating to such business or assets, subsequent to the Closing, except to the extent the Seller or Parent is obligated to indemnify Buyer therefor.

                                        (b)        Any and all Losses directly or indirectly resulting or arising from any misrepresentation or breach of warranty on the part of Buyer under this Agreement, the other Transaction Agreements, or any certificate, document, agreement, or instrument delivered pursuant hereto or thereto;

                                        (c)         Any and all Losses directly or indirectly resulting or arising from any non–fulfillment of any covenant or agreement on the part of Buyer under this Agreement, the other Transaction Agreements or any certificate, document, agreement, or instrument delivered pursuant hereto or thereto;

                                        (d)        Any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs and reasonable legal and other expenses incident to the foregoing.

                           The indemnification obligations of Buyer hereunder relate to indemnification for all Losses of a Seller Indemnitee, regardless of whether such Loss arises from a third–party claim against such Seller Indemnitee or otherwise.

                           Notwithstanding anything to the contrary provided elsewhere in this Agreement:

(i)         Buyer shall be liable to the Seller Indemnitees for amounts payable under this Section 11.2 (other than claims based on fraud or intentional misrepresentations by Buyer, as to which no deductible shall apply) only to the extent such amounts in the aggregate exceed fifty thousand dollars ($50,000) and in no event shall Buyer be liable to the Seller Indemnitees under this Section 11.2 (other than claims based on fraud or intentional misrepresentations by Buyer, as to which no limitation shall apply) for amounts which exceed in the aggregate the Purchase Price;

(ii)        The obligations of Buyer under this Agreement to indemnify the Seller Indemnitees shall be of no force or effect with respect to claims under this Section 11.2 as to which a Seller Indemnitee has not given Buyer written notice describing the basis for such claim in reasonable detail within eighteen (18) months after the Closing Date.

                           11.3      Investigation Not a Defense. No investigation by Buyer or its accountants, attorneys, financial advisors or personnel prior to, pursuant to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller or Parent contained in this Agreement or any other Transaction Agreements. No investigation by Seller or Parent or their accountants, attorneys, financial advisors or personnel prior to, pursuant to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Buyer contained in this Agreement or any other Transaction Agreements.

                           11.4      Procedure for Indemnification.  If a third–party claim is made against a Seller Indemnitee or a Buyer Indemnitee, and if such indemnitee believes that such claim could give rise to a right of indemnification, then such Seller Indemnitee or Buyer Indemnitee (an “Indemnitee”) shall give written notice to the party obligated to provide indemnification hereunder (an “Indemnifying Party”) of such claim as soon as reasonably practicable after such Indemnitee has received notice thereof (provided that failure to give timely notice shall not limit the indemnification obligations of the Indemnifying Party hereunder except to the extent that the delay in giving, or failure to give, such notice has a material adverse effect upon the ability of the Indemnifying Party to defend against the claim).  The Indemnifying Party shall defend such claim, at the Indemnifying Party’s own expense and with counsel selected by the Indemnifying Party and reasonably satisfactory to such Indemnitee, provided that an Indemnitee shall at all times also have the right to fully participate in the defense at its own expense (and may retain its own counsel at the expense of the Indemnifying Party if it shall determine that representation of it and the Indemnifying Party by the same counsel would present a conflict).  If the Indemnifying Party shall fail to defend such claim within ten (10) days after notice thereof shall have been given by an Indemnitee to the Indemnifying Party or if the Indemnifying Party shall not diligently pursue such a defense, such Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim on behalf, for the account, and at the risk and expense (including without limitation the payment of the reasonable attorneys’ fees of such Indemnitee regardless of whether the Indemnitee prevails against the third party claim) of the Indemnifying Party.  If the Indemnifying Party assumes the defense of such claim, the obligation of the Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim.

                           The Indemnifying Party shall not consent to the entry of any judgment or settle or compromise any third–party demands, claims, actions, suits or proceedings for which an Indemnitee has sought indemnification from the Indemnifying Party unless it shall have given such Indemnitee not less than fifteen (15) days prior written notice of the proposed consent, settlement or compromise, and afforded such Indemnitee an opportunity to consult with the Indemnifying Party regarding the proposed consent, settlement or compromise, and shall not consent to the entry of any judgment or enter into any settlement or compromise without the approval of such Indemnitee.  An Indemnitee shall not unreasonably withhold or delay its approval of a proposed consent, settlement or compromise.  In determining whether to give its approval, an Indemnitee may consider whether the proposed consent, settlement or compromise includes as an unconditional term thereof the giving by the claimant to such Indemnitee of a release from all liability in respect of such claim except the liability satisfied by the Indemnifying Party.

             12.        POST-CLOSING TRANSITIONAL MATTERS.

                           12.1      Delivery of Tangible Assets.  Promptly after the Closing Date, Seller shall make the tangible Assets available to Buyer at Seller’s facilities at 4150 Olson Memorial Highway, Minneapolis, Minnesota and shall cooperate with Buyer’s personnel in arranging for the orderly assembly, packing and shipment of all tangible Assets to such locations as Buyer shall specify; provided, however, that (a) machinery and equipment in the possession of third parties for production purposes shall be left in their possession and Seller and Buyer shall jointly notify and confirm to such third parties that Buyer has purchased such assets from Seller and (b) Buyer shall, with Seller’s assistance, identify any books and records that should remain temporarily in the possession of Seller in order to facilitate an orderly transition with respect to customer relations, regulatory affairs and other similar matters.

                           12.2      Intellectual Property.  Seller will use its best efforts to assist Buyer in promptly recording in all relevant governmental offices the assignment to Buyer of all issuances, registrations, and applications for patents, trademarks, and copyrights being conveyed to Buyer pursuant to this Agreement. Seller agree not to adopt, use, register, or apply to register a trademark, service mark, trade dress, tradename, corporate name, domain name or any other indication of origin or sponsorship that is confusingly similar to any trademark, service mark, trade dress, tradename, or corporate name conveyed to Buyer pursuant to this Agreement.

                           12.3      Use of Purchased Supplies.  Subject to any applicable laws, rules or regulations, Buyer shall be entitled following Closing to use up any existing supplies of packaging or promotional materials bearing Trademarks acquired by Buyer.

                           12.4      < u>Performance and Collection Agreement.  If requested by Buyer, Buyer and Seller shall enter into a performance and collection agreement in form and substance satisfactory to Buyer whereby after the Closing Date Buyer will perform on behalf of Seller Seller’s obligations with respect to delivering, configuring and installing software licensed to third parties under Unassignable Reseller Agreements and whereby Seller will collect and remit to Buyer, net of any amount to be paid by Seller to the owner of the software covered by the Unassignable Reseller Agreements, all amounts receivable from third parties from software licensed to third parties under Unassignable Reseller Agreements.

                           12.5      Covenant to Change Name. Seller and Parent shall, within 60 days of the Closing Date, provide Buyer with evidence including, without limitation, certified copies of directors and shareholder resolutions and the amended Certificate of Incorporation, verifying that Buyer has liquidated and dissolved or has changed its name to eliminate “RESoft” therefrom and has changed any filings with regard to assumed names, qualifications to conduct business as a foreign corporation and the like as necessary to permit Buyer to assume the trade name “RESoft.”  Seller and Parent shall file such documents in the office of the Delaware Secretary of State and with all other relevant offices and agencies promptly after Closing.  During the period encompassing sixty days from the Closing Date, neither Seller nor Parent may utilize the name “RESoft” in any material commercial context, except as necessary to file tax returns or other documents with governmental entities.

             13.        EXPENSES.   Each party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith), in performing its obligations under this Agreement, and in otherwise consummating the transactions contemplated by this Agreement, including without limitation its attorneys’ fees and accountants’ fees.

             14.        SURVIVAL. All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until eighteen months after the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period); provided, however, that the foregoing shall not bar the parties hereto, and their respective successors and assigns, from asserting at any time thereafter any cause of action based on the untruth or inaccuracy of any other representation or warranty made herein or in any written statement, certificate or schedule furnished hereunder with an intent to deceive or defraud or with reckless disregard for the truth or accuracy thereof, and further provided that any representation or warranty that would otherwise terminate on such date will continue to survive with respect to a claim for indemnity made under Section 11 hereof on or prior to such dates, until such claim has been satisfied or otherwise resolved.

             15.        [INTENTIONALLY OMITTED.]

             16.        ASSIGNMENT.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, except that Buyer may assign this Agreement to any of its wholly-owned subsidiaries, whether currently in existence or created subsequent to the date hereof.  No assignment by Buyer will relieve Buyer of responsibility for performance of its obligations hereunder.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns, and no person, firm or corporation other than the parties, their successors and permitted assigns shall acquire or have any rights under or by virtue of this Agreement.

             17.        COVENANT OF FURTHER ASSURANCES.  From time to time after the Closing, without further consideration, Seller and Parent will execute and deliver such other instruments of transfer and take such other actions as Buyer may reasonably require to transfer the Assets to, and vest title of the Assets in, Buyer, and to put Buyer in possession of the Assets.  Without limiting the foregoing, Seller and Parent shall execute and deliver such instruments and take such other actions as Buyer may reasonably request in connection with Buyer’s efforts to obtain patent, copyright, trademark or other statutory protection for any part of the Intellectual Property.  In the event that it shall be necessary for Seller or Parent to qualify to do business as a foreign corporation in any state after the Closing in order for Buyer to enforce any material claim, Seller or Parent shall so qualify promptly upon written request of Buyer.

             18.        BULK TRANSFER LAW.  Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

             19.        PUBLIC ANNOUNCEMENT.  From and after the date hereof, no party to this Agreement shall release information to the public concerning this Agreement or the transactions contemplated herein without the prior written consent of the other party unless required by law, judicial or administrative order, or rule or regulation of the SEC or any applicable securities exchange and full opportunity for prior consultation is afforded to the other party to the extent practicable.

             20.        ENTIRE AGREEMENT.  This Agreement, including the exhibits and schedules attached to this Agreement, and the other Transaction Agreements constitute the entire agreement and understanding among Seller, Parent and Buyer with respect to the sale and purchase of the Assets and the other transactions contemplated by this Agreement.  All prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Assets and the other transactions contemplated by this Agreement are superseded by the terms of this Agreement.

             21.        AMENDMENT AND WAIVER.  Any provision of this Agreement may be amended or waived only by a writing signed by the party against which enforcement of the amendment or waiver is sought.

             22.        CHOICE OF LAW.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota, without regards to the conflict of laws provisions thereof, as though all acts and omissions related to this Agreement occurred in the State of Minnesota.

             23.        JURISDICTION AND VENUE.  Seller, Parent and Buyer irrevocably consent to the exclusive jurisdiction of the state and federal courts located in Hennepin County, Minnesota, in any actions arising out of or relating to this Agreement, and waive any other venue to which either party might be entitled by domicile or otherwise.

             24.        SEVERABILITY.  The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied.  The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement.

             25.        COUNTERPARTS.  This Agreement may be executed in counterparts and by facsimile signature, each of which shall be considered an original.

             26.        NOTICES.  All notices given pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by United States registered mail, postage prepaid, addressed as follows (or to another address or person as a party may specify on notice to the other):

                           (i)          If to Seller or Parent:

                                        RESoft, Inc.
                                        4150 Olson Memorial Highway
                                        Suite 400
                                        Minneapolis, Minnesota  55422
                                        Attn:  Chief Executive Officer
                                        Telephone:  (763) 398-1100
                                        Fax:  (763) 398-1101

                                        With a copy to:

                                        Messerli & Kramer P.A.
                                        1800 Fifth Street Towers
                                        150 South Fifth Street
                                        Minneapolis, Minnesota 55402
                                        Attention:  William M Habicht
                                        Telephone:  (612) 672-3600
                                        Facsimile:  (612) 672-3777

                           (ii)         If to Buyer:

                                        IntraNet Solutions, Inc.
                                        7777 Golden Triangle Drive
                                        Eden Prairie, Minnesota  55344
                                        Attention: Gregg A. Waldon
                                        Telephone: (952) 903-2003
                                        Facsimile: (952) 829-5424

                                        With a copy to:

                                        Faegr e & Benson LLP
                                        2200 Wells Fargo Center
                                        90 South Seventh Street
                                        Minneapolis, Minnesota  55402-3901
                                        Attention: Kris Sharpe
                                        Telephone: (612) 766-7000
                                        Facsimile:  (612) 766-1600

             27.        PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement.

             28.        HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             29.        REMEDIES. Except as otherwise provided in Section 15, nothing contained herein is intended to or shall be construed so as to limit the remedies which any party may have against the other in the event of a breach by any party of any representation, warranty, covenant or agreement made under or pursuant to this Agreement, it being intended that any remedies shall be cumulative and not exclusive.

             30.        KNOWLEDGE OF THE PARTIES.  Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge or to the knowledge of any of the parties hereto, each of the parties hereto acknowledges and confirms that, as to the matters that are the subject of such representations and warranties, such party has made all appropriate inquiries of officers and appropriate additional executives of such party (and inquiries of such other individuals as, based on the results of the inquiries and knowledge of such party’s officers and other appropriate executives, a reasonable person would deem prudent) and, when the results of such inquiries indicated it to be prudent, has reviewed all appropriate books and records of such party, but the terms “knowledge” and “best knowledge” shall not mean, require or imply that the representing party has made any further investigation or inquiry.

[Remainder of page intentionally left blank]

             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date and year first above written.

BUYER:	INTRANET SOLUTIONS, INC.

By:____________________________
Name:_________________________
Its:___________________________

SELLER:	RESOFT, INC.

By:____________________________
Name:_________________________
Its:___________________________

PARENT:	STONEHAVEN REALTY TRUST

By:____________________________
Name:_________________________
Its:___________________________

Signature Page to Asset Purchase Agreement]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

             ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of July 10, 2001 by and between IntraNet Solutions, Inc., a Minnesota corporation (“Buyer”), Stonehaven Realty Trust, a Maryland self-administered real estate investment trust (“Parent”), and RESoft, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Seller”).

          W I T N E S S E T H

             WHEREAS, Buyer and Seller have concurrently herewith consummated the purchase by Buyer of certain assets of Seller pursuant to the terms and conditions of the Asset Purchase Agreement dated July 10, 2001 (the “Asset Purchase Agreement”);

          WHEREAS, capitalized terms herein not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement;

          WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to assume, fulfill and/or satisfy certain liabilities and obligations of Seller with respect to the Assets and the Business;

          NOW, THEREFORE, in consideration of the sale of the Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:

          1.       (a)      Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Assets; provided that no sale, transfer, assignment or delivery shall be made of any material portion of any of the Contracts if an attempted sale, assignment transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any adversely affect the rights of Buyer and Seller thereunder.

          (b)      Buyer does hereby accept all the right, title and interest of Seller in, to and under all of the Assets (except as aforesaid) and Buyer assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform all of the obligations of Seller to be performed under the Purchase Orders, Service Contracts and Contracts after the Closing Date.

          2.       This Agreement shall be construed in accordance with and governed by the law of the State of Minnesota, without regard to the conflicts of laws provisions of such state.

          3.       This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:	INTRANET SOLUTIONS, INC.

By:________________________
Name:_____________________
Its:_______________________

SELLER:	RESOFT, INC.

By:________________________
Name:_____________________
Its:_______________________

[Signature page to Assignment and Assumption Agreement]

EXHIBIT B

BILL OF SALE AND GENERAL ASSIGNMENT

             RESoft, Inc., a Delaware corporation (“Seller”), for good and valuable consideration to it paid, receipt and sufficiency of which is hereby acknowledged, and pursuant to the Asset Purchase Agreement (the “Agreement”) dated July 10, 2001 by and among Stonehaven Realty Trust, a Maryland self-administered real estate investment trust, Seller and Intranet Solutions, Inc., a Minnesota corporation (“Buyer”), and notwithstanding that the following property may be conveyed by separate and specific transfer documents, by these presents does sell, assign, transfer and deliver unto Buyer and its successors and assigns, as of July 10, 2001 (the “Closing Date”) all of its rights, title and interest in, to and under the Assets (as defined in the Agreement);

             TO HAVE AND TO HOLD the Assets unto the Buyer and its successors and assigns to and for its or their use forever.

             This Bill of Sale is being delivered pursuant to the Agreement and shall be construed consistently therewith.

             IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be signed by its duly authorized officer on and as of the Closing Date.

RESOFT, INC.

By:________________________________
Name:______________________________
Its:________________________________

STATE OF                                                )
                                                                    ) ss.
COUNTY OF                                            )

             On this 10th day of July, 2001, before me personally came ______________________, to be personally known, who, being duly sworn, did depose and say that he  is _________________ of RESoft, Inc., a Delaware corporation, one of the entities described in and that executed the above instrument, that he signed his name thereto by authority of the Board of Directors of said corporation.

Notary Public

___________________________________
My commission expires: ________________

TRANSFER AND GENERAL ASSIGNMENT

             Reference is made to that certain Asset Purchase Agreement (the “Agreement”) dated July 10, 2001 by and among Stonehaven Realty Trust, a Maryland self-administered real estate investment trust (“Parent”), and RESoft, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and Intranet Solutions, Inc., a Minnesota corporation (“Buyer”).  While disclaiming any ownership of the Assets (as defined in the Agreement), Parent, for good and valuable consideration to it paid, receipt and sufficiency of which is hereby acknowledged, and notwithstanding that the Assets may be conveyed by separate and specific transfer documents, by these presents does assign, transfer and deliver unto Buyer and its successors and assigns, as of July 10, 2001 (the “Closing Date”) all of its rights, title and interest in, to and under the Assets, if any;

             TO HAVE AND TO HOLD the Assets unto the Buyer and its successors and assigns to and for its or their use forever.

             This Transfer and General Assignment and shall be construed consistently with the Agreement.

             IN WITNESS WHEREOF, Parent has caused this Transfer and General Assignment to be signed by its duly authorized officer on and as of the Closing Date.

STONEHAVEN REALTY TRUST

By:________________________
Name:______________________
Its:________________________

STATE OF                                                )
                                                                    ) ss.
COUNTY OF                                            )

             On this 10th day of July, 2001, before me personally came ______________________, to be personally known, who, being duly sworn, did depose and say that he  is _________________ of Stonehaven Realty Trust, a Maryland self-administered real estate investment trust, one of the entities described in and that executed the above instrument, that he signed his name thereto by authority of the Board of Trustees of said trust.

Notary Public

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